SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

 ................................................................................

                             JUSTIN INDUSTRIES, INC.

 ................................................................................

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     5)  Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     --------------------

     2)  Form, Schedule or Registration Statement No.:

     --------------------

     3)  Filing Party:

     --------------------

     4)  Date Filed:

     --------------------

================================================================================

                                                               February 25, 1997



To Our Shareholders:

   You are cordially invited to attend the Annual Meeting of Shareholders of Justin Industries, Inc. The meeting will be held on the 12th Floor of the Fort Worth Club Building, 306 West Seventh Street, Fort Worth, Texas at 10:30 a.m. on Friday, March 28, 1997.

   The Notice of Meeting and Proxy Statement on the following pages cover the formal requirements for the business of the meeting. Whether or not you find it possible to attend the meeting personally, we hope you will have your stock represented by signing your proxy exactly as your name appears thereon and returning it promptly.

   We will have a social period prior to the meeting, beginning at 10:00 a.m., to provide an opportunity for shareholders to talk informally with our Officers and Directors.

                              Sincerely yours,

                              /S/ John Justin

                              JOHN JUSTIN
                              Chairman of the Board and
                              Chief Executive Officer


================================================================================

                             JUSTIN INDUSTRIES, INC.

                 NOTICE OF ANNUAL MEETING FRIDAY, MARCH 28, 1997

                                   10:30 a.m.



TO THE SHAREHOLDERS OF JUSTIN INDUSTRIES, INC.:

   Notice is hereby given that the annual meeting of the shareholders of Justin Industries, Inc., a Texas corporation, will be held at 10:30 a.m., Friday, March 28, 1997, on the 12th Floor of the Fort Worth Club Building, 306 West Seventh Street, Fort Worth, Texas, for the following purposes:

        1.  To elect a board of nine (9) directors.

        2. To transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

   Only Shareholders of record at the close of business on February 25, 1997, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

   Shareholders are invited to attend the meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, after revoking your proxy.

   If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you should obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

   Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.


                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   Richard J. Savitz
                                   Secretary


February 25, 1997

================================================================================

                             JUSTIN INDUSTRIES, INC.
                                  P. O. Box 425
                            2821 West Seventh Street
                             Fort Worth, Texas 76101

                                ________________

                                 PROXY STATEMENT
                                 _______________

                         ANNUAL MEETING OF SHAREHOLDERS
                                 March 28, 1997

   This Proxy Statement is furnished by Justin Industries, Inc., a Texas corporation (the "Company"), to the holders of outstanding shares of the Common Stock, par value $2.50 per share, of the Company (the "Common Stock") in connection with the solicitation of proxies by the Company for use at the annual meeting of shareholders (the "Meeting") to be held on March 28, 1997, and at any and all adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about February 25, 1997.

                                   THE MEETING

Record Date, Quorum and Voting

   The Board of Directors (the "Board") has established the close of business on February 25, 1997 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. At the close of business on such record date, there were 26,453,088 shares of Common Stock and 100 shares of Series Two Convertible Voting Preferred Stock, par value $2.50 per share (the "Preferred Stock"), issued and outstanding. Each shareholder of Common Stock or Preferred Stock will be entitled to one vote for each such share held by him at the close of business on such record date, and the holders of issued and outstanding shares having a majority of the votes entitled to be cast at the Meeting must be represented in person or by proxy in order to constitute a quorum.

   Shares represented by the enclosed proxy card will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, in accordance with the recommendations of the Board contained in this Proxy Statement as to all shares represented by that proxy card. Any shareholder executing and delivering the enclosed proxy card may revoke such action by duly executing a later-dated proxy or an instrument expressly revoking the proxy, or by declaring its revocation at the Meeting. The persons named as proxies in the proxy card were selected by the Board and are currently directors of the Company.

   Management knows of no matters to be presented for action at the Meeting other than those specified in this Proxy Statement and the accompanying Notice of Annual Meeting. Should any other matter properly come before the Meeting, proxies will be voted upon these other matters in accordance with the best judgment of the persons voting such proxies.

================================================================================

                          VOTING SECURITIES OUTSTANDING

   The following table provides information as to the beneficial ownership of the Company's Common Stock by each director, the Chief Executive Officer and the four other most highly compensated executive officers, all directors and executive officers as a group, and each other person who beneficially owns 5% or more of the outstanding Common Stock as of the Record Date. In addition, John Justin owns all the 100 outstanding shares of the Company's Preferred Stock.

                                               Shares of
                                             Common Stock       Percent of
           Name and Address                  Beneficially         Common
          of Beneficial Owner                    Owned             Stock
       ------------------------             --------------      -----------

John Justin                                 5,166,591  (1)         19.53%
J. T. Dickenson                               625,858  (2)          2.37
Bayard H. Friedman                             13,500                .05
Marvin Gearhart                                 4,374                .02
Robert E. Glaze                                 3,532                .01
Dee J. Kelly                                  241,331  (3)           .91
Joseph R. Musolino                              2,250                .01
John V. Roach                                   6,750                .03
Dr. William E. Tucker                          18,450                .07
Richard J. Savitz                             171,871  (4)           .65
Edward L. Stout, Jr.                          289,639  (5)          1.09
Jon M. Bennett                                173,293  (6)           .66
 c/o Justin Industries, Inc.
 2821 West Seventh Street
 Fort Worth, Texas 76107

All Directors and Executive Officers
 as a Group (13 persons)                    6,742,956  (7)         25.49

Holders of More Than 5% of the Common
 Stock:                                     5,166,591  (1)         19.53
  John Justin
   Justin Industries, Inc.
   2821 West Seventh Street
   Fort Worth, Texas 76107

  Justin Industries, Inc. Employee
   Stock Ownership Plan                     2,824,777 (8)          10.68
    c/o Merrill Lynch, as Trustee
    265 Davidson Avenue, Fourth Floor
    Somerset, New Jersey 08873

  Pioneering Management Corporation         2,061,700               7.79
   60 State Street
   Boston, MA 02109

================================================================================

(1) Includes 4,655,866 of which Mr. Justin is owner of record and beneficially; 870 shares of which Mr. Justin has a vested interest pursuant to the Justin Industries, Inc. Employee Stock Ownership Plan (the "ESOP"); 107,128 shares with respect to which Mr. Justin holds currently exercisable stock options; 2,826 shares which Mr. Justin may acquire upon conversion of the 100 shares of Preferred Stock held by him; and 399,901 shares owned beneficially by reason of Mr. Justin's position as Trustee of a charitable trust.

(2) Includes 131,328 shares of which Mr. Dickenson is owner of record and beneficially; 4,214 shares of which Mr. Dickenson's wife is owner of record and beneficially to which Mr. Dickenson disclaims beneficial ownership; 25,015 shares of which Mr. Dickenson has a vested interest pursuant to the Company's ESOP; 65,400 shares with respect to which Mr. Dickenson holds presently exercisable stock options; and 399,901 shares owned beneficially by reason of Mr. Dickenson's position as Trustee of the charitable trust referred to in (1) above.

(3) Includes 125,104 shares of which Mr. Kelly is owner of record and beneficially; 91,612 shares owned by the Dee Kelly Corporation with respect to which Mr. Kelly disclaims beneficial ownership of 30% or 27,484 shares by virtue of the equity interest of Mr. Kelly's three children in this corporation; and 24,615 shares owned by Kelly Group Investors (a partnership) of which Mr. Kelly disclaims beneficial ownership of 58.5% or 14,400 shares because of the percentage of this partnership owned by his three children.

(4) Includes 95,360 shares of which Mr. Savitz is owner of record and beneficially; 32,811 shares of which Mr. Savitz has a vested interest pursuant to the Company's ESOP; and 43,700 shares with respect to which Mr. Savitz holds presently exercisable stock options.

(5) Includes 176,168 shares of which Mr. Stout is owner of record and beneficially; 16,000 shares of which Mr. Stout's wife is owner of record and beneficially to which Mr. Stout disclaims beneficial ownership; 34,871 shares of which Mr. Stout has a vested interest pursuant to the Company's ESOP; and 62,600 shares with respect to which Mr. Stout holds presently exercisable stock options.

(6) Includes 93,608 shares of which Mr. Bennett is owner of record and beneficially; 21,985 shares of which Mr. Bennett has a vested interest pursuant to the Company's ESOP; and 57,700 shares with respect to which Mr. Bennett holds presently exercisable stock options.

(7) Includes 136,885 shares in which a vested interest is owned pursuant to the Company's ESOP and 316,528 shares with respect to which currently exercisable stock options are held. Directors and executive officers disclaim any beneficial ownership of shares that are beneficially owned by family members.

(8) The shares of Common Stock held by the Company's ESOP will be voted by Merrill Lynch Pierce Fenner & Smith, as Trustee of the ESOP, which will exercise its independent fiduciary judgment as Trustee to act solely in the interests of the ESOP's participants, taking into account, among other facts, the provisions of the ESOP to the effect that shares as to which no voting instructions are received from ESOP participants are to be voted in the same proportion as are shares for which voting instructions are received.

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                              ELECTION OF DIRECTORS

   Directors of the Company may be elected by vote of the holders of a majority of the outstanding Common Stock and Preferred Stock, voting together as a single class, who are represented at the meeting in person or by proxy, as long as a quorum is present. A shareholder's abstention from voting or a non-vote by such shareholder's broker will therefore be counted in determining whether such a majority vote was cast only if such shareholder is so represented (either in person or by proxy) at the Meeting. Abstentions or broker non-votes by or on behalf of shareholders not so represented will be disregarded. Each director nominee so elected will hold office until such nominee's successor has been elected and qualified. The proxies given to the persons named in the enclosed proxy card will be voted for the election of the nominees listed below. In case of the inability of any of the nominees to serve, such proxies will be voted for the balance of those named and for substitute nominees, but the Board now knows of no reason to anticipate that any substitutions will occur. Directors elected at the Meeting cannot be removed prior to the next annual meeting except by a majority vote of the shareholders at any meeting at which a quorum of shareholders is present.

   The Board unanimously recommends a vote FOR the nominees listed below.

   The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's business by various reports and documents sent to them each month, as well as by operating and financial reports made by the Chairman and other officers at Board and Committee meetings. During 1996, the Board held four meetings.

   The Board has appointed an Audit Committee consisting of three non-employee directors, Messrs. Gearhart, Glaze and Friedman. This Committee is responsible for matters relating to accounting policies and practices, financial reporting and internal controls. Each year it recommends to the Board the appointment of a firm of independent accountants to examine the financial statements of the Company. The Committee reviews with representatives of the independent accountants the scope of the examination of the Company's financial statements, results of that examination and any recommendations with respect to internal controls and financial matters. In fulfilling its responsibility, it periodically meets with and receives reports from the Company's management. The Audit Committee met once in 1996.

   The Compensation Committee of the Board consists of two non-employee directors, Messrs. Roach and Tucker. This Committee sets the compensation of all elected officers, administers the Company's Stock Option Plans, including the granting of awards under the Plans (except for the Director Plan), and recommends awards of discretionary bonuses, based on earnings or other performance criteria, for approval by the full Board. The Compensation Committee met once in 1996.

   Each member of the Board attended 100% of all meetings of the Board. Each member of the Board attended 100% of all meetings of the Committees on which he served.

   The names of the Board's director nominees, the year that each nominee first became a director and certain other information about each nominee are set forth below:

================================================================================


                                                                     First
 Name, Age and Business             Principal Occupation            Elected
         Address                 During the Last Five Years         Director
-------------------------       ------------------------------     ----------

John Justin (80)                Chairman of the Board and             1968
Justin Industries, Inc.         Chief Executive Officer of the
2821 West Seventh Street        Company
Fort Worth, Texas 76107

J. T. Dickenson (67)            President and Chief Operating         1991
Justin Industries, Inc.         Officer of the Company
2821 West Seventh Street
Fort Worth, Texas 76107

Bayard H. Friedman (70)         President of Friedman &               1969
500 Throckmorton Street         Uhlemeyer, Inc., Investment
Fort Worth, Texas 76102         Adviser; of counsel in the law
                                firm of Friedman, Young &
                                Suder; prior to December 1992,
                                Senior Chairman, Team Bank,
                                successor to Texas American
                                Bank-Fort Worth, N.A. (a
                                commercial bank); also a
                                director of Texas Utilities
                                Company (a public utility)

Marvin Gearhart (69)            Chairman of the Board and             1981
7601 Will Rogers Blvd.          Chief Executive Officer of
Fort Worth, Texas 76134         Rock Bit International, Inc.
                                (a manufacturer of drilling
                                bits)

Robert E. Glaze (77)            Personal investments; also a          1969
8111 Preston Road               director of Calloway's
Suite 707                       Nursery, Inc. (a retail
Dallas, Texas 75225             nursery)

Dee J. Kelly (68)               Shareholder and director of           1986
2500 Texas Commerce Tower       the law firm of Kelly, Hart &
201 Main Street                 Hallman (a professional
Fort Worth, Texas 76102         corporation); a director of
                                AMR Corp. (an airline holding
                                company); and a director of
                                The SABRE Group Holdings, Inc.
                                (a software company)

Joseph R. Musolino (59)         Vice Chairman of NationsBank          1986
NationsBank of Texas, N.A.      of Texas (a commercial bank);
700 Louisiana Street            director of Pool Energy
Houston, Texas 77002            Services, Inc. (an energy
                                services company); and a
                                director of Paragon Group,
                                Inc. (a real estate investment
                                trust)

John V. Roach (58)              Chairman and Chief Executive          1982
Tandy Corporation               Officer, Tandy Corporation (a
1900 One Tandy Center           consumer electronics company)
Fort Worth, Texas 76102

Dr. William E. Tucker (64)      Chancellor, Texas Christian           1981
Texas Christian University      University; also a director of
2800 South University Dr.       Tandy Corporation
Sadler Hall, Room 327
Fort Worth, Texas 76109

================================================================================

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

   The following table sets forth certain information regarding compensation paid during each of the last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1996.


                                                          Long-Term    All Other
                                                           Compen-      Compen-
                                     Annual Compensation    sation      sation
                                     -------------------  ----------   ---------
                                                            Awards
                                                          ----------
                                                            No. of
                                                          Securities
           Name and                                       Underlying
      Principal Position      Year    Salary     Bonus     Options       (a)
 ------------------------------------------------------------------------------
 John Justin                  1996   $575,000   $132,250    15,000     $4,410
  Chairman of the Board &     1995    550,000    175,000     7,500      4,410
   Chief Executive Officer    1994    525,000    250,000     7,500      4,410

 J. T. Dickenson              1996    335,000     77,050    12,000      4,410
  President & Chief           1995    320,000    160,000     6,000      4,410
   Operating Officer          1994    305,000    225,000     6,000      4,410

 Richard J. Savitz            1996    204,000     46,920    10,000      4,410
  Vice President - Finance,   1995    195,000     80,000     5,000      4,410
   Treasurer and Secretary    1994    185,000    115,000     5,000      4,410

 Edward L. Stout, Jr.         1996    250,000    237,500    10,000      4,410
  Vice President - Brick      1995    240,000    250,000     5,000      4,410
                              1994    225,000    250,000     5,000      4,410

 Jon M. Bennett               1996    144,000     33,120         -      4,410
  Vice President -            1995    138,000     56,000     5,000      4,410
   Administration (b)         1994    130,000     80,000     5,000      4,410

 (a) Amounts include Company ESOP matching contributions paid or accrued on behalf of each executive officer of $3,750 in 1996, 1995, and 1994. In addition, $660 is reflected in each year and for each named executive officer representing Company paid premiums for $100,000 of term life insurance coverage.

 (b)  Mr. Bennett retired effective December 31, 1996.

================================================================================

Option Grants During 1996

   The following table provides information related to options granted to the named executive officers during 1996.

                           Individual Grants
-------------------------------------------------------------------
                        No. of
                      Securities   % of Total
                      Underlying     Options    Exercise                 Grant
                        Options    Granted to    or Base     Expira-     Date
                        Granted     Employees   Price Per     tion       Value
        Name            (a)(b)       in 1996    Share (c)     Date        (d)
--------------------------------------------------------------------    -------
John Justin             15,000        8.3%       $11.50     12/18/06    $66,000
J. T. Dickenson         12,000        6.7         11.50     12/18/06     52,800
Richard J. Savitz       10,000        5.5         11.50     12/18/06     44,000
Edward L. Stout, Jr.    10,000        5.5         11.50     12/18/06     44,000
Jon M. Bennett               -          -             -            -          -

(a) Options vest at 20% per year on the first through the fifth anniversary dates of the grant. If the optionee dies or retires from the Company for reasons of age or disability, the Compensation Committee may approve the exercise of all options, whether or not currently vested. In addition, in the event of a dissolution or liquidation of the Company or a merger or a consolidation in which the Company is not the surviving corporation, each optionee has the right to exercise all options granted at least one year prior to the event, whether or not vested.

(b) Options granted are for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(c) All options above were granted at market value at date of grant. The exercise price and tax withholding obligations related to exercise may be paid by cash, delivery of already owned shares, offset of the underlying shares, or a combination of any of the foregoing, subject to certain conditions in the case of current stock holdings.

(d) Grant date value for these options was estimated at the date of grant using a binomial option pricing model with the following assumptions: risk-free interest rate of 6.2%; dividend yield of 1.6%; volatility factors of the expected market price of the Company's common stock of .342; and a weighted-average expected life of the option of six years.

     Binomial option valuation models are used in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. In addition, gains are reported net of the option exercise price, but before taxes associated with the exercise. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not be necessarily achieved.

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Option Exercises During 1996 and Year End Option Values

   The following table provides information related to options exercised and options available at year end to the named executive officers.

                                                No. of
                                              Securities         Value of
                                              Underlying        Unexercised
                                             Unexercised       In-the-Money
                                              Options at        Options at
                       Shares              Fiscal Year-End    Fiscal Year-End
                      Acquired    Value   -------------------------------------
                         on     Realized    Exer-   Unexer-    Exer-    Unexer-
        Name          Exercise     (a)     cisable  cisable   cisable   cisable
-------------------------------------------------------------------------------
John Justin              ---     $ ---     107,128   36,000   $587,084  $36,562
J. T. Dickenson          ---       ---      65,400   28,200    341,667   25,600
Richard J. Savitz        ---       ---      43,700   24,000    200,298   24,375
Edward L. Stout, Jr.     ---       ---      62,600   24,000    341,017   24,375
Jon M. Bennett           ---       ---      57,700        -    224,673        -

(a) Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes payable upon exercise.

Pension Plan Table

   The following table provides information related to the Company's defined benefit pension plan in which the named executive officers participate.

  Average
Compensation                           Years of Service
------------    ---------------------------------------------------------------
                   15       20       25       30       35        40        50
                ---------------------------------------------------------------
  $125,000      $23,438  $31,250  $39,063  $46,875  $54,688  $ 62,500  $ 78,125
   150,000       28,125   37,500   46,875   56,250   65,625    75,000    93,750
   175,000       31,875   42,813   53,750   64,688   75,625    86,563   108,438
   200,000       35,625   48,125   60,625   73,125   85,625    98,125   116,400
   225,000       39,375   53,438   67,500   81,563   95,625   109,688   116,400
   250,000
    and up       41,001   55,741   70,481   85,221   99,961   114,701   116,400


   Compensation covered by the plan includes salary, bonus and deferred compensation payments up to $150,000 per participant in 1996. Gains realized upon exercise of stock options are not covered. The estimated credited years of service for each of the named executive officers is as follows: Mr. Justin - 60; Mr. Dickenson - 22; Mr. Savitz - 17; Mr. Stout - 47; and Mr. Bennett - 28.

   The normal retirement benefit, at age 65, is calculated based upon each employee's years of service and final average compensation, reduced by anticipated social security benefits. Benefit payments are computed using the straight life annuity method. Certain reductions are made for employees electing alternative payment options or early retirement. The maximum annual benefit payable by the Pension Plan to any one employee upon retirement is limited to $116,400 in 1996, except for Mr. Justin's benefit. Mr. Justin's benefit was determined under special phase-in rules of the Tax Reform Act of 1986. Payments to Mr. Justin began in April 1988 under minimum distribution requirements in the annual amount of $114,600. Payments will continue until the death of either Mr. or Mrs. Justin, with 66.67% thereof payable for the life of the survivor.

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Executive Supplemental Retirement, Death and Disability Income Benefit Program
and Supplemental Executive Retirement Plan of 1992

   The Executive Supplemental Retirement, Death and Disability Income Benefit Program and Supplemental Executive Retirement Plan of 1992 (the "Supplemental Programs") are applicable to selected key employees of the Company and its divisions or subsidiaries, including all named executives. Under the Supplemental Programs, the Company will pay to each named executive upon retirement, death or disability an estimated $25,000 per year for a period of ten years. The Supplemental Programs are partially funded by life insurance policies covering certain participants, with the Company paying all costs of the policies. The insurance policies covering named executives are designed so that if assumptions made as to mortality, policy dividends and certain other factors are realized, the Company will recover substantially all premium payments plus a factor for the use of the Company's money. The Company is the owner of all such policies. Mr. Justin's maximum benefits under the Supplemental Programs are reduced by benefits payable under his employment contract. Mr. Bennett, who retired effective December 31, 1996, will begin receiving payments under the plan effective January 1, 1997.

Compensation of Directors

   The following table provides information related to compensation and security grants for non-employee directors.

                            Cash Compensation       Security Grants
                          --------------------------------------------
                                                            Number of
                              Annual               Number   Securities
                             Retainer   Meeting      of     Underlying
             Name              Fees      Fees      Shares     Options
    ------------------------------------------------------------------
    Bayard H. Friedman       $15,000    $2,500     3,000      3,000
    Marvin Gearhart           15,000     2,500     3,000      3,000
    Robert E. Glaze           15,000     2,500     3,000      3,000
    Dee J. Kelly              15,000     2,000     3,000      3,000
    Joseph R. Musolino        15,000     2,000     3,000      3,000
    Dr. William E. Tucker     15,000     2,500     3,000      3,000
    John V. Roach             15,000     2,500     3,000      3,000

Employment and Severance Contracts

   Mr. Justin and the Company have entered into an employment contract, effective from December 1, 1995 until November 30, 1997, under which Mr. Justin is to receive an annual salary of not less than $525,000 and is to render such duties for the Company as are assigned by the Board, subject to certain limitations. The employment contract may be terminated by the Company if Mr. Justin resigns, dies, becomes disabled or is discharged for cause. If Mr. Justin should die or suffer a long-term disability during the term of the contract, he, his widow or his estate, as applicable, is entitled to receive 50% of his then current salary, which is currently set at $600,000, for one year.

   The Company has severance agreements with three of the named executive (Messrs. Dickenson, Savitz and Stout). The form of agreement for these executives provides that, in the event of a termination of the executive's employment with the Company within 24 months following a Change in Control (as hereinafter defined), the Company will promptly pay to the executive a lump-sum cash payment equal to three times the average annualized compensation (including base salary and bonuses or incentives) earned by the executive for the most recent five taxable years before such Change in Control, not to exceed the limitations provided in section 280G of the Internal Revenue Code of 1986, as amended. Each severance agreement has a term of one year, which may be extended or terminated under certain conditions. As of December 31, 1996, the maximum payments under such agreements for each named executive officer would be as follows: Mr. Dickenson -- $1,408,000; Mr. Savitz -- $824,000; and Mr. Stout -- $1,342,000.

================================================================================

   As used in the severance agreements, a "Change in Control" means any of the following events: (i) a merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership of less than 50% of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, (ii) unless previously approved by a majority of the Continuing Directors (as defined below), the acquisition of direct or indirect beneficial ownership in the aggregate of securities of the Company representing 20% or more of the total combined voting power of the Company's then issued and outstanding securities by any person, entity or group of associated persons or entities acting in concert, other than any employee benefit plan of the Company or any subsidiary of the Company or any entity holding such securities pursuant to the terms of any such plan or Mr. Justin, (iii) the sale of all or substantially all of the assets of the Company to any person or entity that is not a wholly owned subsidiary of the Company, (iv) the approval by the shareholders of the Company of any plan or proposal for the liquidation of the Company or (v) a change in the composition of the Board. For purposes of this clause, "Continuing Directors" means those members of the Board who were either
(a) directors at the beginning of such 24-month period or (b) were elected by, or on the nomination or recommendation of, at least two-thirds of the then-existing Board.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

   The Compensation Committee of the Board has furnished the following report on executive compensation:

     Under the direction of the Compensation Committee of the Board, the Company has developed and administers compensation policies and plans that are intended to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of its officers and key executives with those of its shareholders. Remuneration in 1996 for each of the Company's officers consisted of a base salary, annual incentive bonus and awards of options to purchase Company stock, which become exercisable in annual twenty percent increments and expire after ten years. The incentive bonus component was determined in accordance with the terms of the Company's Target Incentive Plan (the "Plan") and in light of the Company's operating results compared to its financial performance goals. The Committee, however, had complete discretion in determining certain remuneration amounts (including whether any annual discretionary bonus components under the Plan or stock option awards are made and, if so, the amounts thereof) regardless of whether corporate or individual performance goals are achieved. The Committee exercised its complete discretion in setting base salary amounts, stock option awards, as well as corporate and individual performance goals under the Plan.

     In evaluating the Company's performance for purposes of setting the salary and incentive compensation of the Chief Executive Officer and the Company's other officers, the Committee gave first consideration to company-wide performance in terms of sales and earnings, and secondarily has taken special note of management's continued success in achieving near record levels of earnings in the Building Materials segment, while maintaining its strengths in market share despite diminished sales of footwear products. The Committee viewed all the foregoing items as elements of company, and not individual, performance. Salary and other compensation decisions for each officer were based primarily on overall Company performance, except in the case of the Vice President-Brick Operations, whose compensation is based primarily on the performance of Acme Brick Company.

     Although, as stated above, the Committee considered Company performance the primary factor in its compensation decisions, the Committee also considered individual performance. The Committee, under the Target Incentive Plan, related individual performance criteria to specific goals or targets with respect to financial performance. Based on its evaluation of individual performance, the Committee believes that the Company's officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and methods the Company has implemented and administered have in the past contributed and will continue to contribute to achievement of these goals in the future. The Committee considered such dedication an element of each officer's past and present performance. The Committee believes that dedication is an intangible element and cannot be measured; therefore, the Committee does not apply any specific weighting of this element in relation to total compensation, nor in relation to determining the discretionary bonus amount under the Plan.

================================================================================

     Immediately prior to the end of each year, the Committee reviews with the Chief Executive Officer and the Company's human resources executive and approves an annual salary plan for the ensuing year. The Committee considers an officer's total compensation in establishing each element of compensation.

     Annual base salaries are based primarily upon a review of past and present corporate and individual performance, with reference to salary data in similar-sized corporations in all industries and in manufacturing industries, so that such salaries are generally competitive. The survey data used by the Committee was selected due to its consistent inclusion of a large number of companies of comparable size. The Committee also reviewed subsets of these data including All Industry and All Manufacturing summaries. In addition, Mr. Justin's employment agreement requires that his annual base salary equal or exceed $525,000. The Committee has complete discretion in setting Mr. Justin's compensation above this amount and in setting the compensation of the other four named executive officers (none of whom have employment agreements with the Company).

     Annual incentive bonus payments in 1996 were based on the Company's year-end operating results versus the financial performance goals established under the Plan at the beginning of the year, and consisted primarily of earnings and sales targets. Strategic and management performance are also considered, and are included as a discretionary component under the Plan, but to a far lesser degree than earnings and sales targets. Strategic performance consists principally of such factors as new product development, new business initiatives and increasing market share. Management performance criteria include productivity and quality improvement, management development, environmental management and control of casualty losses. In exercising its discretion with respect to the annual discretionary incentive components amounts, the Committee reviewed achievement of these performance goals and determined the amount of bonus awards, if any. The Committee did not, however, use any predetermined formula or assign any specific weight to the various factors in awarding such bonuses. The bonuses awarded each year to the Company's officers appear as "Bonus" compensation in the Summary Compensation Table on page six.

     In determining the Chief Executive Officer's discretionary bonus component for 1996, the Committee considered its evaluation of the Company's performance, both on an absolute basis and relative to the performance of similar companies in similar industries. In determining the discretionary bonus components for 1996 for the other officers, the Committee reviewed with the Chief Executive Officer and the human resources executive the recommendations of management based on individual performance and factors comparable to those considered in establishing the award for the Chief Executive Officer.

     In addition to an incentive bonus determined as described above, the Company's Vice President-Brick Operations also received an extraordinary bonus of $75,000. This award was made based on the record sales and outstanding earnings of the Company's brick operations in 1996, as well as the successful opening of new brick manufacturing facilities.

     With respect to stock option awards, it is the Company's belief that grants of options to purchase common stock of the Company, at the market price in effect on the day prior to the date of such grant, has successfully focused the Company's officers and other key executives on building profitability and shareholder value. In determining the grants of stock options to the officers, including the Chief Executive Officer, the Committee reviewed and approved individual awards, taking into account the same qualitative and quantitative factors discussed above in connection with awarding discretionary incentive compensation. The Committee does not consider the number of options already outstanding in determining option awards.

     Finally, it is anticipated that all such compensation will be fully deductible by the Company for federal income tax purposes under Section 162 of the Internal Revenue Code.

     The foregoing report has been furnished by the members of the Board of Directors' Compensation Committee.

                                       John V. Roach
                                       William E. Tucker

================================================================================

   The foregoing report of the Compensation Committee shall not be deemed incorporated by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             STOCK PERFORMANCE CHART

   The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1996 with the cumulative total return on the NASDAQ Index and a derived peer group index comprised of companies in the footwear and building materials industries. The comparison assumes $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                                               CRSP
                 Justin       Peer Group    Total Return
                 ------       ----------    ------------
     1991         100            100            100
     1992         312            223            228
     1993         251            349            262
     1994         204            283            256
     1995         192            319            362
     1996         204            448            445

   The broad market index selected for comparison is the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies). The peer group used in the performance graph above consists of six companies -- three in the footwear industry and three in the building materials industry. This index is based on the cumulative total return of each company, assuming reinvestment of dividends, weighted according to the respective issuer's stock market capitalization at the beginning of each year and weighted by industry to the Company's actual ratio of footwear to building materials sales each year. Management believes weighting by industry is relevant since the ratio of sales by industry within the Company from year-to-year is subject to the cyclical nature of the building materials business. The companies used in the peer group index are as follows:

                Footwear              Building Materials
                --------              ------------------
             Genesco, Inc.            Elcor Corporation
           Timberland Company          Morgan Products
              Brown Group              Republic Gypsum

================================================================================

   The foregoing chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   NationsBank of Texas participates with three other banks in a $52,000,000 revolving credit agreement with the Company. Mr. Joseph R. Musolino, a director of the Company, is Vice Chairman of NationsBank of Texas. At December 31, 1996, $6,000,000 was outstanding to the Company under the credit agreement, of which NationsBank of Texas provided $2,769,200. In addition, NationsBank of Texas participates with two other banks in a $15,000,000 term loan agreement with the Company, of which $6,300,000 was owed to NationsBank of Texas at December 31, 1996. During 1996, the Company paid or accrued approximately $990,000 in interest and fees to NationsBank of Texas.

   The law firm of Kelly, Hart & Hallman, a professional corporation, of which Mr. Dee J. Kelly, a director of the Company, is a shareholder and director, acted as the Company's principal outside legal counsel in 1996 and is continuing to do so in 1997.

                                  OTHER MATTERS

The Solicitation

   The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail, advertisement, telephone and in person. Directors and employees of the Company may, without additional compensation, make solicitations through personal contact or by telephone or telegraph, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse any such persons for their reasonable expenses.

Auditors

   Ernst & Young LLP, the Company's independent public accountants for the past twenty-five years, has been selected by the Board as the Company's independent public accountants for the current year. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they desire to do so.

Annual Report

   A copy of the Company's 1996 Annual Report is being mailed to shareholders contemporaneously with the mailing of this Proxy Statement.

================================================================================

Proposals to be Presented at the 1998 Annual Meeting of Shareholders

   Any qualified shareholder of the Company wishing to present a proposal for consideration by all shareholders at the annual meeting currently scheduled to be held on March 27, 1998, must notify the Company by November 10, 1997 to have the proposal considered for inclusion in the Proxy Statement and form of proxy related to that meeting. Any such notification should be addressed to the Corporate Secretary, Justin Industries, Inc., P. O. Box 425, Fort Worth, Texas 76101. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                                 By Order of the Board of Directors

                                 /S/ John Justin

                                 JOHN JUSTIN
                                 Chairman of the Board and
                                 Chief Executive Officer


February 25, 1997

================================================================================

                                                                      Appendix A

1. Election of Directors
      FOR all nominees
      listed below  ____       WITHHOLD AUTHORITY  ____      *EXCEPTIONS  ____

Nominees:  John Justin, J. T. Dickenson, Bayard H. Friedman, Marvin Gearhart,
           Robert E. Glaze, Dee J. Kelly, Joseph R. Musolino, John V. Roach, Dr. William E. Tucker

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________




                                                 Change of Address and
                                                 or Comments Mark Here     ____

                                        This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder; if no direction is made this proxy will be voted "FOR" the election of nominees listed on the reverse side. As to such other matters as may properly come before the annual meeting, this proxy will be voted by the proxies on the reverse hereof according to their discretion. Receipt of the notice of the meeting and the accompanying proxy statement is hereby acknowledged.


                                        Dated:  _________________________, 199__

                                        ________________________________________
                                         Please print name of Stockholder here.

                                        ________________________________________
                                                   Please sign here.

                                        Votes must be indicated
Note:  Please sign exactly as name      (x) in Black or Blue ink.  ____
appears hereon.  Joint owners should
each sign.  When signing as attorney,
executor, administrator, trustee or
guardian, please give full title as
such.

================================================================================

                             JUSTIN INDUSTRIES, INC.

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS - MARCH 28, 1997

     THE UNDERSIGNED hereby appoints JOHN JUSTIN, BAYARD H. FRIEDMAN and DEE J. KELLY and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of the Common Stock of Justin Industries, Inc. held of record by the undersigned on February 25, 1997, at the annual meeting of shareholders to be held at 10:30 a.m. local time on March 28, 1997, at the Fort Worth Club Building, 306 West Seventh Street, Fort Worth, Texas, and any adjournment thereof.

     You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you with to vote in accordance with the Board of Directors recommendations. The Board of Directors recommends a vote "FOR" all nominees in Proposal 1. The Proxies cannot vote your shares unless you sign and return this card.

     It is important that you vote, date,
sign, and return this Proxy promptly using        JUSTIN INDUSTRIES, INC.
the enclosed postage prepaid envelope.            P. O. BOX 11225
                                                  NEW YORK, N.Y. 10203-0225
(Continued and to be dated and signed on the reverse side.)